  EXHIBIT 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form 1A, Post Qualification Amendment (SEC File No. 024-12026) of our report dated April 14, 2023, relating to the consolidated financial statements of Zerify, Inc. as of December 31, 2022 and 2021, and for the years then ended (which report includes an explanatory paragraph relating to substantial doubt about Zerify, Inc.’s ability to continue as a going concern).  We also consent to the reference to our firm under the caption “Experts”.

Weinberg & Company, P.A.

Los Angeles, CA

October 18, 2023